UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2017

InfuSystem Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35020	20-3341405
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

31700 Research Park Drive

Madison Heights, Michigan 48071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 291-1210

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of President and Chief Executive Officer. On May 18, 2017, InfuSystem Holdings, Inc. (the “Company”) and Eric K. Steen mutually agreed that Mr. Steen will cease serving as the Company’s President and Chief Executive Officer or as an employee of the Company, effective immediately. In addition, in connection with his departure, Mr. Steen also resigned as a director of the Company’s Board of Directors (the “Board”), effective immediately.

As a result of his departure, Mr. Steen will be entitled to receive the following payments and benefits pursuant to the terms of his employment agreement with the Company: (i) any earned, but unpaid base salary; (ii) any accrued, but unpaid incentive compensation (“Bonus Amounts”) earned in the previous year; (iii) any accrued, but unpaid paid time off; (iv) unreimbursed business expenses; (v) a cash severance payment equal to 15 months of his base salary; (vi) target Bonus Amounts to which he would otherwise be entitled if employed during the 12 months following his departure; and (vii) continuation of COBRA health benefits during the 12 months following his departure. The Company’s obligation to pay the foregoing amounts will be contingent upon Mr. Steen’s execution and delivery to the Company of an unconditional general release, in a form satisfactory to the Company, of certain claims against the Company and its affiliates, and the Company’s obligation to pay the foregoing amounts set forth in clauses (v), (vi) and (vii) will be contingent upon Mr. Steen’s continued performance of his post-termination obligations under his employment agreement.

Appointment of Executive Chairman; Creation of Office of the President. Effective as of May 18, 2017, the Board appointed Gregg Lehman, Ph.D., as Executive Chairman of the Company. In that role, Dr. Lehman will continue his duties as Chairman of the Board, will serve as the interim principal executive officer of the Company and will lead the newly-formed Office of the President described below. Dr. Lehman, age 70, has been a member of the Company’s Board of Directors since May 8, 2014. Dr. Lehman is a nationally recognized leader in population health management and has more than 28 years’ experience in the health care industry. Dr. Lehman has served as Chief Executive Officer of EB Employee Solutions, LLC, a healthcare insurance agency and third party administrator, since May 2014. Dr. Lehman was previously President and Chief Executive Officer of MGC Diagnostics Corporation, a leading cardio-respiratory diagnostic company from July 2011 until May 2014. Dr. Lehman has a Doctorate and a Master of Science degree in higher education administration, with a minor in finance and economics from Purdue University and a Bachelor of Science in business management and marketing from Indiana University.

Effective as of May 18, 2017, the Board also created an Office of the President, whose members will support oversight of the Company’s strategic initiatives until a new Chief Executive Officer is appointed. The Office of the President will be led by Dr. Lehman and will include the following additional members: David Dreyer, a current director; Janet Skonieczny, Executive Vice President, Chief Operating Officer, Compliance Officer and Privacy Officer; Richard DiIorio, Executive Vice President and General Manager of Oncology; and Christopher Downs, Executive Vice President and Interim Chief Financial Officer.

Item 7.01.	Regulation FD Disclosure.

On May 18, 2017, the Company issued a press release announcing the Board and management changes discussed above. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 – “Regulation FD Disclosure” of this Current Report on Form 8-K and the press release attached hereto as Exhibit 99.1 shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release of InfuSystem Holdings, Inc., dated May 18, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Trent N. Smith
Trent N. Smith
Executive Vice President, Chief Accounting Officer and Corporate Controller

Dated: May 19, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of InfuSystem Holdings, Inc., dated May 18, 2017